Exhibit 10.4

Memo

To:	Roni Jacobson

From:	David Moore

Date:	July 27, 2005

Re:	Retention, Severance and Bonus Plan

Roni,

As a recognition of your tenure with the organization as well as the lead efforts you are and will undertake in the consideration of deal opportunities on behalf of Register.com, it is my pleasure to confirm the Compensation Committee of the Board of Directors has approved both (1) a modification of the Executive Level Change in Control Program for you, under which you will be guaranteed to receive 12 months of severance paid in the event of termination without cause, or if you resign for good reason, as such terms are defined in the original Executive Level Change in Control Program, following a Change in Control and (2) a one-time bonus in the amount of $75,000 to be paid to you within 30 days of the consummation of a Sale Transaction pursuant to an agreement entered into with the Company.

For purposes hereof, a Sale Transaction shall mean:

(i)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then outstanding shares of Common Stock of the Company (the "Outstanding Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); or

(ii)    Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company or an acquisition of the assets of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to consummation of such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or other governing body, if applicable), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to the consummation of such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust)) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Business Combination or of the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership existed prior to the consummation of the Business Combination, and (C) at least a majority of the members of the board of directors (or other governing body, if applicable) of the entity resulting from such Business Combination were members of the incumbent board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.